EXHIBIT 21

THE NEWHALL LAND AND FARMING COMPANY

SUBSIDIARIES

The following subsidiaries are included in the Registrant’s December 31, 2001 consolidated financial statements:

Newhall Depositary Company

(a California corporation)

Valencia Water Company

(a California corporation)

Valencia Town Center Associates, LP

(a California limited partnership)

VTC Hotel Company

(a California corporation)

Tournament Players Club at Valencia, LLC

(a California limited liability company)